THOMAS J. HARRIS

CERTIFIED PUBLIC ACCOUNTANT

3901 STONE WAY N., SUITE 202

SEATTLE, WA 98103

206.547.6050

July 3, 2013

United States Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, N.W.

Washington D.C. 20549

Re: HEALTHCARE CORPORATION OF AMERICA, INC.

Dear Sirs/Madams:

The undersigned Thomas J Harris CPA previously acted as independent accountants to audit the consolidated financial statements of HEALTHCARE CORPORATION OF AMERICA, INC. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read HEALTHCARE CORPORATION OF AMERICA, INC.’s statements included under Item 4 of its Form 8-K dated July 3, 2013, and we agree with such statements as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/s/ Thomas J Harris

Thomas J Harris